SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934*

(Amendment No. 2)

AmeriServ Financial, Inc.

(Name of Issuer)

Common Stock, par value $2.50 per share

(Title of Class of Securities)

03074A102

(CUSIP Number)

September 29, 2005

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[_]	Rule 13d-1(b)
☒	Rule 13d-1(c)
[_]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03074A102	13G

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary) Financial Stocks Capital Partners III L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,180,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,180,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,180,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.86% of 22,105,786 shares of common stock outstanding as of September 29, 2005.
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 03074A102	13G

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary) Finstocks Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,180,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,180,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,180,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.86% of 22,105,786 shares of common stock outstanding as of September 29, 2005.
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 03074A102	13G

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary) Elbrook Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,180,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,180,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,180,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.86% of 22,105,786 shares of common stock outstanding as of September 29, 2005.
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 03074A102	13G

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary) Steven N. Stein
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,180,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,180,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,180,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.86% of 22,105,786 shares of common stock outstanding as of September 29, 2005.
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 03074A102	13G

1	NAME OF REPORTING PERSON SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary) John M. Stein
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	2,180,000
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	2,180,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,180,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* [_]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.86% of 22,105,786 shares of common stock outstanding as of September 29, 2005.
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 03074A102	13G

Item 1(a). NAME OF ISSUER
AmeriServ Financial, Inc.
Item 1(b). ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE
Main and Franklin Streets, P.O. Box 430 Johnstown, Pennsylvania 15907-0430
Item 2(a). NAME OF PERSON FILING
Financial Stocks Capital Partners III L.P.; Finstocks Capital Management, LLC; Elbrook Holdings, LLC; Steven N. Stein; John M. Stein
Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE
507 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202
Item 2(c). CITIZENSHIP
Delaware; Delaware; Delaware; United States of America; United States of America
Item 2(d). TITLE OF CLASS OF SECURITIES
Common stock, par value $2.50 per share
Item 2(e). CUSIP NUMBER
03074A102

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO §§240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

Item 4.	OWNERSHIP
(a) Amount beneficially owned		2,180,000
(b) Percent of class		9.86%[1]
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote		0
(ii) Shared power to vote or to direct the vote		2,180,000
(iii) Sole power to dispose or to direct disposition of		0
(iv) Shared power to dispose or to direct disposition of		2,180,000

_________________________

1 9.86% of 22,105,786 shares of common stock outstanding as of September 29, 2005.

CUSIP No. 03074A102	13G

Financial Stocks Capital Partners III L.P. is the record owner of the shares of the security being reported. Finstocks Capital Management, LLC is the general partner of Financial Stocks Capital Partners III L.P. Finstocks Capital Management, LLC is controlled by Elbrook Holdings, LLC, which is in turn controlled by Steven N. Stein and John M. Stein. Therefore, Finstocks Capital Management, LLC, Elbrook Holdings, LLC, Steven N. Stein and John M. Stein indirectly have the power to vote and dispose of the shares being reported, and, accordingly, may be deemed the beneficial owners of such shares. The foregoing should not be construed in and of itself as an admission by Finstocks Capital Management, LLC, Elbrook Holdings, LLC, Steven N. Stein or John M. Stein as to the beneficial ownership of the shares owned by Financial Stocks Capital Partners III L.P. A Joint Filing Agreement is attached hereto as Exhibit 1.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

Item 6.	OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

CUSIP No. 03074A102	13G

Item 10.	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 29, 2005

FINANCIAL STOCKS CAPITAL PARTNERS III L.P.

By:	Finstocks Capital Management, LLC
General Partner

By:	Elbrook Holdings, LLC
Managing Member

By:	/s/ John M. Stein
John M. Stein Managing Member

FINSTOCKS CAPITAL MANAGEMENT, LLC

By:	Elbrook Holdings, LLC
Managing Member

By:	/s/ John M. Stein
John M. Stein Managing Member

ELBROOK HOLDINGS, LLC

By:	/s/ John M. Stein
John M. Stein Managing Member

/s/ Steven N.. Stein
Steven N. Stein

/s/ John M. Stein
John M. Stein

CUSIP No. 03074A102	13G

Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13G to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.

Dated: September 29, 2005

FINANCIAL STOCKS CAPITAL PARTNERS III L.P.

By:	Finstocks Capital Management, LLC
General Partner

By:	Elbrook Holdings, LLC
Managing Member

By:	/s/ John M. Stein
John M. Stein Managing Member

FINSTOCKS CAPITAL MANAGEMENT, LLC

By:	Elbrook Holdings, LLC
Managing Member

By:	/s/ John M. Stein
John M. Stein Managing Member

ELBROOK HOLDINGS, LLC

By:	/s/ John M. Stein
John M. Stein Managing Member

/s/ Steven N.. Stein
Steven N. Stein

/s/ John M. Stein
John M. Stein